CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated December 11, 2012, relating to the financial statements and financial highlights appearing in the October 31, 2012 Annual Reports to Shareholders of Vanguard High Dividend Yield Index Fund, Vanguard International Explorer Fund, Vanguard Mid-Cap Growth Fund, and Vanguard Selected Value Fund (comprising Vanguard Whitehall Funds), which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
May 14, 2013